Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: David A. Garrison
Website: http://www.arthrt.com	(978) 345-5000
November 2, 2004

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.ANNOUNCES
RESULTS FOR THE THIRD QUARTER 2004

Fitchburg, MA

        Arrhythmia Research Technology, Inc. (the “Company”) (AMEX: HRT) and its wholly owned subsidiary Micron Products, Inc. (“Micron”) reported total revenue of $2,981,000 and net income of $439,000 for the quarter ended September 30, 2004 compared to total revenue of $1,975,000 and net income of $314,000 for the same quarter of 2003. Basic net income per share for the three months ended September 30, 2004 increased to $0.17 per share from $0.12 per share for the same period in 2003.

        Total revenue increased by 51% in the quarter ending September 30, 2004 as compared to the same period in 2003. The basic net income increased by 40% while the basic earnings per share increased by 42% for the quarter ending September 30, 2004 over the same period in 2003.

        Total revenue for the first nine months of 2004 was $8,247,000 and net income amounted to $1,198,000 compared to total revenue of $5,790,000 and net income of $878,000 for the same period in 2003. Basic net income per share for the nine months ended September 30, 2004 increased to $0.45 per share from $0.33 per share for the same period in 2003.

        James E. Rouse, the Company’s President and CEO commented, “Revenues resulting from Micron Products unit volume sales growth continues to be strong when compared to the same period in 2003. The contribution of the New England Molders division, which accounted for 25% of third quarter sales revenue, has been stronger than anticipated, accretive to earnings as expected, and diversified our product lines as anticipated. The relocation of the new division into the newly renovated manufacturing space within the Micron Products complex in Fitchburg will result in further synergistic efficiencies resulting in additional future cost savings. The licensing effort for Arrhythmia Research Technology’s Predictor® 7 proprietary signal-averaging electrocardiographic (SAECG) software is continuing.”

        The Company, through Micron, produces silver plated sensors and distributes metal snaps for manufacturers of disposable ECG electrodes and through Micron’s NEM division manufactures injection molded products for medical, electronic, industrial and consumer applications. The Company’s products also include proprietary signal-averaging electrocardiographic (SAECG) software used in the detection of potentially lethal heart arrhythmias.

        Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2003.